                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.     )

Filed by the Registrant    [X]
Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S)240.1a-11(c) or (S)240.1a-12

                                   TMS, INC.
                     ------------------------------------
               (Name of Registrant as Specified in its Charter)

                                   TMS, INC.
                     ------------------------------------
                  (Name of Person(s) Filing Proxy Statement)
Payment of Filing Fee (check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11;*

     4)   Proposed maximum aggregate value of transaction:

     * Set forth amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount previously paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

Notes:

                              PRELIMINARY COPY -
        For Information of the Securities and Exchange Commission Only

                                   TMS, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 19, 1996


     Notice is hereby given that the Annual Meeting of Shareholders of TMS, Inc., an Oklahoma corporation (the "Company"), will be held in Room 300 of the Centennial Student Lounge, Student Union Building, on the campus of Oklahoma State University, Stillwater, Oklahoma, on Friday, January 19, 1996, at 10:00 a.m., Central Standard Time, for the following purposes:

     (1)  To elect six (6) persons to serve as directors of the Company;

     (2) To approve an Amendment to the Company's Certificate of Incorporation for the purpose of effecting a 1-for-4 reverse split of the Company's Common Stock;

     (3) To approve and ratify the selection of KPMG Peat Marwick LLP as independent auditors; and

     (4) To consider and act upon any other matters which may properly come before the Meeting or adjournments thereof.

     Shareholders of record at the close of business on December 1, 1995 shall be entitled to notice of and to vote at the Meeting or any adjournment thereof.


                                             BY ORDER OF THE BOARD OF DIRECTORS,



                                             Marshall C. Wicker, Secretary


December ___, 1995

                              PRELIMINARY COPY -
        For Information of the Securities and Exchange Commission Only

                                   TMS, INC.
                             206 West Sixth Street
                          Stillwater, Oklahoma 74074

                                PROXY STATEMENT
                                    FOR THE
                        ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 19, 1996

     This Proxy Statement is furnished to shareholders of TMS, Inc., an Oklahoma corporation (the "Company"), in connection with the solicitation, on behalf of the Board of Directors of the Company, of proxies to be used at the Annual Meeting of Shareholders (the "Meeting") to be held in Room 300 of the Centennial Student Lounge, Student Union Building on the campus of Oklahoma State University, Stillwater, Oklahoma on Friday, January 19, 1996, at 10:00 a.m., Central Standard Time, or at any adjournment thereof. The persons named as proxies in the enclosed form were selected by the Board of Directors of the Company.

     This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about December 15, 1995. The Annual Report to Shareholders, including financial statements for the fiscal year ended August 31, 1995, has been previously mailed to shareholders.

                                    GENERAL

OUTSTANDING SHARES AND VOTING RIGHTS; VOTING PROCEDURES

     At October 31, 1995, the Company had 8,451,947 shares of common stock, $.05 par value ("Common Stock"), outstanding. The presence, in person or by proxy, of the holders of at least a majority of the outstanding shares of Common Stock is necessary to constitute a quorum of such class at the Meeting. Shareholders have no cumulative voting rights.

     Any person signing and mailing the enclosed proxy may vote in person if in attendance at the Meeting. Proxies may be revoked at any time before they are voted by notifying the Secretary of such revocation, in writing, at the Meeting, or by submitting a later dated proxy. Shareholders are encouraged to vote on the matters to come before the Meeting by marking their preferences on the enclosed proxy and by dating, signing, and returning the proxy in the enclosed envelope. If a preference is not indicated on a proxy, the proxy will be voted "FOR" the nominees to serve as directors of the Company; "FOR" the proposal to amend the Company's Certificate of Incorporation for the purpose of effecting a 1-for-4 reverse split of the Company's Common Stock; and "FOR" the ratification and selection of independent auditors.

     It is not anticipated that matters other than those described above and in the Notice of Annual Meeting, to which this Proxy Statement is appended, will be brought before the Meeting for action, but if any other matters properly come before the Meeting, it is intended that votes thereon will be cast pursuant to said proxies in accordance with the best judgment of the proxy holders.

     With respect to the tabulation of votes on any matter, abstentions are treated as present or represented and entitled to vote at the Meeting, while non-votes by nominees are treated as not being present or represented and not entitled to vote at the Meeting.

RECORD DATE

     The close of business on December 1, 1995 has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting. Each outstanding share of Common Stock is entitled to one (1) vote on all matters herein.

EXPENSES OF SOLICITATION

     The expenses of this solicitation of proxies will be borne by the Company, including expenses in connection with the preparation and mailing of this Proxy Statement and all documents which now accompany or may hereafter supplement it. Solicitations will be made only by the use of the mails, except that, if deemed desirable, officers and regular employees of the Company may solicit proxies by telephone, telegraph, or personal calls. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the Common Stock held of record by such persons and that the Company will reimburse them for their reasonable expenses incurred in connection therewith.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information regarding the beneficial ownership of shares of the Company's Common Stock as of October 31, 1995, by each shareholder known to the Company to be a beneficial owner of more than 5% of Company's Common Stock. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of Common Stock.

                                          Amount and Nature                    Percent
     Name and Address                  of Beneficial Ownership              of Class/(1)/
     ----------------                  -----------------------              --------------
     Theodore A. Walker                      1,000,000/(2)/                      11.8%
     P.O. Box 1580
     Alvin, Texas 77512

     James R. Rau, M.D.                        717,000/(3)/                       8.4%
     1203 South Hill Street
     Alvin, Texas 77511

     J. Richard Phillips                       618,927/(4)/                       7.2%
     206 West Sixth Street
     Stillwater, Oklahoma 74074

     Ashok Mathur                              447,700/(5)/                       5.3%
     One Portofino Court
     San Carlos, California 94070

________________________________

/(1)/Shares of Common Stock subject to options currently exercisable or exercisable on or before February 18, 1996 ("Currently Exercisable Options"), are deemed outstanding for purposes of computing the percentage for such person but are not deemed outstanding in computing the percent of any other person.

/(2)/Includes 56,000 shares which are held by Mr. Walker in joint tenancy with his wife, Jerline, with whom he shares voting and investment power.

/(3)/Includes 345,010 shares held by Dr. Rau's wife, Martha, with whom he shares voting and investment power as to such shares, and 100,000 shares subject to Currently Exercisable Options.

/(4)/Includes 426,120 shares which are held by Dr. Phillips in joint tenancy with his wife, Sharon, with whom he shares voting and investment power; 13,600 shares held by Mrs. Phillips, with whom Dr. Phillips shares voting and investment power as to such shares; and 142,615 shares of Common Stock subject to Currently Exercisable Options. See "Executive Compensation."

/(5)/Held by Mr. Mathur in joint tenancy with his wife, Minu, with whom he shares voting and investment power.

     As of the close of business on October 31, 1995, Cede & Co. owned of record, but not beneficially, 2,714,168 shares (32.1%) of Common Stock. Cede & Co., the nominee for the Depository Trust Company, holds securities of record for participating financial institutions such as banks and broker/dealers.

                   PROPOSAL TO EFFECT A REVERSE STOCK SPLIT

INTRODUCTION

     The Board of Directors has proposed to amend the Company's Certificate of Incorporation to effect a 1-for-4 reverse split of the Company's Common Stock. The proposal involves the adoption of a resolution to amend Article VI of the Company's Certificate of Incorporation. Such resolution reads as follows:

          BE IT RESOLVED, that the Certificate of Incorporation of the Corporation be amended by revising Article VI to read in its entirety as follows:

                                  ARTICLE VI

                              AUTHORIZED CAPITAL
                              ------------------

          The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 13,500,000 shares, divided into classes designated as follows: (1) 12,500,000 shares of common stock, par value $.05 per share (the "Common Stock"); and (2) 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

          Each four (4) shares of Common Stock of the Corporation issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this Certificate of Amendment is filed with the Secretary of State of the State of Oklahoma, shall be and are hereby automatically reclassified and changed (without any further act) into one (1) fully-paid and nonassessable share of the Common Stock of the Corporation, provided that no fractional shares shall be issued.

REASONS FOR REVERSE STOCK SPLIT

     Background. The Board of Directors has proposed the reverse split primarily to change the Company's capital structure in order to improve the marketability of the Company's Common Stock. Currently the Company's Common Stock is considered to be a "penny stock" under the rules of the Securities and Exchange Commission (the "SEC"). Trading in penny stocks tend to be limited because broker-dealers must comply with special procedures, disclosures and practices in such trading. The marketability of the Company's stock is further limited because its stock is not eligible for listing on an exchange or for inclusion on the Nasdaq Stock Market ("Nasdaq").

     The Board of Directors believes that, in order to improve the marketability of the Company's Common Stock, it is necessary to take steps necessary for its Common Stock to be elevated from the status of a penny stock and become eligible for inclusion on Nasdaq or for listing on an exchange. The proposed reverse stock split is one of those steps; however, other requirements will need to be met for inclusion on Nasdaq or for listing on an exchange. See "-- Nasdaq/Exchange Requirements," below.

     The Board of Directors is also hopeful that the proposed reverse stock split will result in a price level for the shares that will mitigate the present reluctance on the part of broker-dealers to trade in the stock, and that the reverse split will diminish the adverse impact of trading commissions on the potential market for the Company's shares. However, there can be no assurance that the proposed reverse stock split will achieve the desired results, nor can there be any assurance that any increased price per share of the post-split Common Stock will continue to escalate or be sustained for any prolonged period of time.

     Nasdaq/Exchange Requirements. It is an objective of the Board of Directors that the Company's Common Stock be approved for inclusion on Nasdaq or be listed on an exchange. Nasdaq and exchanges have several requirements which must be met for inclusion or listing, and the following is a summary of the requirements for the Nasdaq Small Cap market and the Boston Exchange, one of the exchanges considered by the Company.

                                  REQUIREMENTS
                                  ------------
                                NASDAQ      BOSTON
                              SMALL CAP   EXCHANGE              TMS, INC.
                              ----------  ----------  -----------------------------
                                                       (Actual)    (Pro Forma/(1)/)
                                                        ------      --------------
Total Assets                  $4,000,000  $3,000,000   $3,131,737    $3,819,363
Tangible Assets                  --        2,000,000    2,606,753     3,180,813
Shareholders' Equity           2,000,000   1,000,000    2,254,428     2,878,084
Bid Price                          $3.00       $2.00     $.875/(2)/     N/A

______________________

/(1)/Giving effect to the Sequoia Acquisition as if it had occurred on August
     31, 1995.

/(2)/As of October 31, 1995.

     For the Company's Common Stock to be listed on an exchange or to be included on Nasdaq, an increased price per share is necessary. The Nasdaq Small Cap market requires a minimum $3 per share bid price and the Boston Exchange requires a minimum $2 per share bid price. The reverse split is intended to improve the Company's ability to satisfy these requirements; however, even if the reverse split is effective in this regard, there are other requirements for listing or inclusion and the market price for the security is only one requirement. For example, the Company must increase its total assets to $4,000,000 for inclusion on the Nasdaq Small Cap market, even after giving effect to the Sequoia Acquisition. To do so will require completion of the Sequoia Acquisition, to obtain equity financing and/or consummate another acquisition or similar transaction. There is no assurance that the Company will satisfy all requirements for listing or inclusion even if the Company's shares meet the market price standards. Therefore, the reverse split will address only one of the issues relative to increasing the marketability of the Company's stock and other significant steps will be required to be successful in that objective.

     Effect of "Penny Stock" Status. The increased disclosure, reporting, due diligence and compensation requirements of SEC rules for trading of a penny stock tends to limit the trading thereof, thereby negatively affecting the stock's market price. These requirements can be time-consuming procedures that operate in such a manner as to render the handling of penny stocks unattractive to brokers from an economic perspective. Accordingly, many broker-dealers are reluctant to trade in penny stocks.

     SEC rules require that, prior to effecting any penny stock transactions, broker-dealers must provide customers with a document that discloses the risks of investing in the penny stock market. The broker-dealer must receive from the customer acknowledgement of receipt of the disclosure document and preserve a copy in its records. Prior to effecting a penny stock trade, the broker-dealer must disclose to the customer the bid and ask prices for the stock, the number of shares to which the prices apply, and the amount and description of any compensation received by the broker-dealer and, following the trade, the broker-dealer must obtain the customer's confirmation of receipt of that disclosure. In addition, in order to approve a person's account for transactions in penny stocks, a broker-dealer must first obtain from the person information concerning the person's financial condition, investment experience and investment objectives. The broker-dealer then uses this information to make a determination that transactions in penny stocks are suitable for the customer.

     Elevation From Penny Stock Status. Transactions in the Company's Common Stock will not be subject to the SEC's penny stock rules if: (i) the Company's Common Stock becomes eligible for inclusion on Nasdaq or for listing on an exchange; (ii) the Company's net tangible assets (i.e., total assets less intangible assets and liabilities) is increased to over $2,000,000; or (iii) the Company's Common Stock trades at a bid price of $5 or more.

     For a discussion of the Company's prospects for listing on Nasdaq or an exchange, see "--Nasdaq/Exchange Requirements, below."

     The Company's level of net tangible assets at August 31, 1995, was $1,729,444, which is $270,556 less than the $2,000,000 net tangible asset alternative to avoid penny stock status. The Company believes that, for several reasons, this alternative will be satisfied in fiscal 1996. First, the Company has entered into a Plan of Reorganization and Agreement of Merger (the "Merger Agreement") dated November 7, 1995 with Sequoia Computer Corporation ("Sequoia"), pursuant to which the Company would acquire Sequoia (the "Sequoia Acquisition"). Based upon pro forma financial information giving effect to the Sequoia Acquisition as if it has occurred on August 31, 1995, the Company's net tangible assets would be $2,236,534; therefore, this alternative would be satisfied. See "--Sequoia Acquisition," below. However, closing of the Sequoia Acquisition is subject to a number of conditions, including approval by the shareholders of Sequoia. There can be no assurance that the Sequoia Acquisition will be consummated.

     There are other opportunities for the Company to satisfy the net tangible asset standard. The Company has tended to increase its net tangible asset level during recent years through operating income and, if earnings are of a sufficient level, and net tangible assets are increased as a result, the $2,000,000 requirement could be reached. Also, the Company may consider a public or private offering of securities to meet this requirement; however, no arrangements for any such offering have been made and there can be no assurance that an offering can be completed. Because the proposed reverse split will not affect the amount of assets as reflected on the Company's financial statements, it will not directly contribute to satisfying the net tangible asset requirement.

     The proposed reverse split could be beneficial in meeting the $5 bid price requirement, in that reducing the number of outstanding shares should result in a trading price substantially higher than the current market price of pre-split Common Stock. There is no assurance, however, that the proposed 1-for-4 reverse split will be of sufficient magnitude to achieve a $5 bid price or, even if adequate, that market conditions would be conducive to achieving or maintaining that price.

     Sequoia Acquisition. As discussed above, the Company has entered into the Merger Agreement with Sequoia. Under the terms of the Merger Agreement, a wholly-owned subsidiary of the Company has agreed to merge (the "Merger") with and into Sequoia, with the result that Sequoia will become a wholly-owned subsidiary of the Company. The Company has agreed to issue a maximum of 5,300,000 shares of Common Stock in exchange for all issued and outstanding shares of Sequoia common stock and upon the exercise of outstanding options to purchase Sequoia common stock.

     The following table sets forth certain pro forma financial information related to the Sequoia Acquisition:

                                                                     TMS, INC. (PRO FORMA)
                                                                     AS OF AND FOR THE YEAR
                                                                     ENDED AUGUST 31, 1995
                                                                     ----------------------
  Revenues                                                                $5,210,069
  Net Income                                                                 984,006
  Net Income Per Common Stock and Common Equivalent Share                        .08
  Total Assets                                                             3,819,363
  Long-Term Liabilities                                                      378,265
  Cash Dividend Declared Per Common Share                                        ---

EFFECTS OF REVERSE STOCK SPLIT

     Summary of Effects of the Proposal. The following tables illustrate the principal effects of the proposed 1-for-4 reverse stock split, with a proportionate decrease in authorized shares of Common Stock, and the effects of the reverse split on the Company's financial statements. The financial data presented do not give effect to the Sequoia Acquisition.

                                                            PRE-SPLIT                 POST-SPLIT
                                                            ---------                 ----------
  Shares Authorized                                        50,000,000                 12,500,000
  Shares Outstanding                                        8,404,947                  2,101,237
  Shares Available for Future Issuance                     41,595,053/(1)/            10,398,764
  Ratio of Authorized Shares to Outstanding Shares            5.95                       5.95

                                                            PRE SPLIT                 POST-SPLIT
                                                            ---------                 ----------
  FINANCIAL DATA/(2)/
  -------------------
  Shareholder's Equity:
     Common Stock                                              420,247                   105,062
     Additional Paid-in Capital                             10,546,914                10,862,099
     Accumulated Deficit                                    (8,708,923)               (8,708,923)
     Total Shareholder's Equity                              2,254,428                 2,254,428

__________________________________

/(1)/Includes existing options granted under all of the Company's stock option plans to purchase 1,154,714 shares of Common Stock or 288,678 shares of post-split Common Stock.

/(2)/Based upon August 31, 1995, data.

     Reduction in Outstanding Shares. The principal effect of the reverse stock split is the decrease in the number of outstanding shares of Common Stock from 8,404,947 shares to approximately 2,101,237 shares, based on shares outstanding as of August 31, 1995. The reverse split would not affect any shareholder's proportionate equity interest in the Company.

     The reverse split will reduce the amount of shares owned by some shareholders to the status of "odd lots." "Odd lots" are blocks of stock which are less than the normal trading units of 100 shares, or "round lots." A shareholder selling an odd lot generally pays a higher commission rate than someone making a round-lot trade.

     Effect on Liquidity. The reverse split is intended to be the first step taken toward achieving greater liquidity for the Company's shareholders with respect to those shares presently held by them.

However, a possibility does exist that such liquidity could be adversely affected by the reduced number of shares which would be outstanding after the proposed reverse stock split.

     Increase in Additional Paid-in Capital Account. The reverse stock split will result in the transfer of approximately $315,185 from the common stock account to the additional paid-in capital account. This transfer is illustrated in the table presented under the caption "Summary of Effects of the Proposal," above. Under Oklahoma law, capital surplus is available for dividends whereas the Common Stock account may not be used to fund dividends. The Board of Directors has no present plans to use the additional paid-in capital to declare a dividend.

     Exchange of Stock Certificates. If the reverse split is approved by the Company's shareholders, the Company will file a Certificate of Amendment with the Secretary of State of the State of Oklahoma promptly following conclusion of the Meeting. The reverse stock split will become effective on the date of such filing (the "Effective Date").

     No fractional shares of Common Stock will be issued in connection with the proposed reverse stock split. If the proposed reverse split is approved, a shareholder who would otherwise be entitled to receive a fractional share will receive, in lieu thereof, cash in an amount of $_____ per share, which is based on the bid price of Common Stock on December 1, 1995.

     The Company will appoint American Securities Transfer, Inc. as exchange agent (the "Exchange Agent") to act for the holders of the Common Stock in connection with the proposed amendment. As soon as practicable after the Effective Date, the holders of Common Stock will not be required immediately to surrender to the Exchange Agent any certificate(s) representing outstanding shares of Common Stock, but, as certificates nominally representing shares of Common Stock are surrendered for transfer, the Company will cause to be issued certificate(s) representing the reduced number of shares of Common Stock that will result from the proposed amendment, together with cash in lieu of any fractional share. On the Effective Date, each certificate representing shares of Common Stock will be deemed for all purposes to represent the reduced number of post-split shares of Common Stock, whether or not certificates representing the outstanding shares of Common Stock are surrendered for exchange.

     The Company will deposit with the Exchange Agent, as soon as practicable after the Effective Date, cash in the amount equal to the value of the estimated aggregate number of fractional shares that will result from the reverse split. Based on the aggregate number of shares owned by record holders as of December 1, 1995, the Company estimates that payments for fractional shares resulting from the reverse stock split will aggregate approximately $___________. The Company intends to use existing cash for such purpose. The Company currently has 711 shareholders of record, and following the reverse split, the Company does not anticipate that this number will change.

     Effect on Outstanding Options. All of the agreements covering outstanding options or warrants to purchase Common Stock provide that if the outstanding number of shares of Common Stock is reduced, the number of shares of Common Stock into which the option or warrant is exercisable is proportionately reduced, and the exercise price per share of Common Stock is proportionately increased. Therefore, if the proposed reverse split is approved, the aggregate number of shares of Common Stock issuable on the exercise of outstanding options and warrants will decrease to 272,788 shares from 1,091,150 shares and the exercise price per share of Common Stock payable in respect of each such option or warrant will increase by a factor of four.

     Anti-takeover Effect. Management of the Company is not aware of any present efforts by any person to accumulate Common Stock or to obtain control of the Company and the reverse stock split of Common Stock is not intended to be an anti-takeover device. Approval of this proposal is being sought simply to enhance the marketability of the Company's shares, the image of the Company, its corporate flexibility, and future capital raising efforts.

     No Dissenter's Rights. The Oklahoma General Corporation Act does not vest shareholders of an Oklahoma corporation with dissenter's rights with respect to transactions of the type contemplated by the reverse stock split.

     Resales of Restricted Securities. The reverse stock split will not affect the transferability of shares of Common Stock or any present restriction on the sale thereof. Therefore, to determine the relevant holding period for holders of pre-split restricted stock, as prescribed by Rule 144 under the Securities Act of 1933, as amended (the "1933 Act"), shares of post-split Common Stock will be deemed to have been acquired on the date on which the shareholder acquired the shares of pre-split restricted Common Stock.

     Federal Income Tax Consequences. A summary of the federal income tax consequences of the reverse stock split is set forth below. The discussion is based on the present federal income tax law. The discussion is not, and should not be relied on, as a comprehensive analysis of the tax issues arising from or relating to the reverse stock split. Accordingly, shareholders are urged to consult their personal tax advisors for an analysis of the effect of the transactions contemplated by the reverse stock split on their respective tax situations.

     The reverse stock split will constitute a "recapitalization" under the Internal Revenue Code of 1986, as amended (the "Code"), to the Company and its shareholders to the extent that outstanding shares of Common Stock are exchanged for a reduced number of shares of Common Stock. Therefore, neither the Company nor its shareholders will recognize any gain or loss for federal income tax purposes as a result thereof. However, if a shareholder receives cash in lieu of any fractional share interest in the Common Stock, such shareholder will be treated as having received the cash in redemption of its fractional share interest. Depending on the shareholder's retained stock interest (taking into account constructive ownership under applicable attribution rules), such redemption will be treated as either (i) a dividend to the extent of the Company's current and accumulated earnings and profits with any excess first applied against the shareholder's adjusted tax basis allocable to the fractional share interest ("Basis") and the remainder treated as gain from the sale or exchange of the fractional shares, or (ii) gain or loss from the sale or exchange of the fractional shares in an amount equal to the difference, if any, between the cash received and the shareholder's Basis.

     The shares of Common Stock to be issued to each shareholder will have an aggregate basis, for computing gain or loss, equal to the aggregate basis of the shares of Common Stock held by such shareholder immediately prior to the Effective Date, less any basis allocable to the fractional shares redeemed, if any, to the extent such redemption is treated as a sale or exchange as described in the preceding paragraph. A shareholder's holding period for the shares of Common Stock to be issued will include the holding period for the shares of Common Stock held thereby immediately prior to the Effective Date provided that such outstanding shares of Common Stock were held by the shareholder as capital assets on the Effective Date.

MARKET FOR THE COMPANY'S COMMON STOCK

     The Company's Common Stock is traded in the over-the-counter market, and prices are quoted by the National Quotation Bureau, Incorporated ("NQB") on the "pink sheets," and the NASD Non-Nasdaq OTC Bulletin Board. The following table sets forth the quarterly range of high and low bid prices of the Company's Common Stock for fiscal years 1994 and 1995. The quotations are inter-dealer prices without retail mark-ups, mark-downs, or commissions and may not represent actual transactions. Such quotes are presented without giving effect to the proposed reverse split. The source of such quotations is the NQB.

                                            BID PRICES
                                    -------------------------
                  FISCAL 1994          HIGH            LOW
                  -----------          ----            ---
                  First Quarter     $   1/2        $   1/8
                  Second Quarter        1/2            1/4
                  Third Quarter         7/16           1/4
                  Fourth Quarter        3/8            1/8

                  FISCAL 1995          HIGH            LOW
                  -----------          ----            ---
                  First Quarter     $   1/4             1/8
                  Second Quarter        5/16            1/8
                  Third Quarter        1                1/8
                  Fourth Quarter       1                5/16

     The Company has not declared nor paid any cash dividends since its incorporation, nor does it anticipate that it will pay dividends in the foreseeable future. Any earnings realized by the Company are expected to be reinvested in the Company's business; however, the declaration and payment of dividends in the future will be determined by the Board of Directors in light of conditions then existing, including, among others, the Company's earnings, its financial condition and capital requirements (including working capital needs), and any arrangements restricting the payment of dividends.

     As of October 31, 1995, there were 711 record holders of Common Stock, which is the only outstanding class of the capital stock of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO EFFECT A REVERSE STOCK SPLIT AND THE PROXY, UNLESS OTHERWISE INDICATED THEREON, WILL BE VOTED "FOR" THE PROPOSAL.

                             ELECTION OF DIRECTORS

GENERAL

     Pursuant to the Bylaws of the Company, the shareholders are to elect directors at the Meeting to hold office until the next Annual Meeting of Shareholders and until their successors shall be elected and shall qualify. The Board of Directors has fixed the number of directors at six for the ensuing year, and the number shall be decreased to five if the Sequoia Acquisition is not closed prior to the Meeting. See "--Appointment of Director in Connection with the Sequoia Acquisition."

     The Board of Directors has no reason to believe that any nominee will become unavailable. However, in the event that any of the nominees should become unavailable, proxies solicited by the Board of Directors will be voted for the election of substitute nominees or additional nominees designated by the Board of Directors.

APPOINTMENT OF DIRECTOR IN CONNECTION WITH THE SEQUOIA ACQUISITION

     Under the terms of the Merger Agreement, the Company agreed to appoint Dana
R. Allen to serve on the Company's Board of Directors commencing the date of closing of the Sequoia Acquisition. In the event the Sequoia Acquisition is closed prior to the Meeting, Mr. Allen will be nominated at the Meeting for election as a director; if no such closing occurs prior to the Meeting, then Mr. Allen will not be nominated, the number of directors to be elected at the Meeting would be reduced to five, and Mr. Allen would not be appointed thereafter to the Board of Directors unless there were a closing of the Sequoia Acquisition.

     PROXIES SOLICITED BY THE BOARD OF DIRECTORS, IF PROPERLY SIGNED AND RETURNED, WILL BE VOTED "FOR" THE ELECTION OF THE SIX NOMINEES LISTED BELOW AS DIRECTORS OF THE COMPANY.

INFORMATION CONCERNING NOMINEES

     Certain information as of October 31, 1995, concerning the nominees to the Board of Directors of the Company, as well as the designee of Sequoia in connection with the Sequoia Acquisition, is set forth below based upon information supplied by such persons. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of Common Stock.

                                                   Common Stock Beneficially Owned
                                                   -------------------------------
                                      Director         Number          Percentage
Name                           Age     Since          of Shares        of Class(1)
----                           ---     -----          ---------        -----------
James R. Rau, M.D.             66      1990            717,000/(2)/        8.4%
J. Richard Phillips            61      1983            618,927/(3)/        7.2%
Doyle E. Cherry                53      1988            255,903/(4)/        3.0%
Maxwell Steinhardt             41      1995            382,155/(5)/        4.5%
Marshall C. Wicker             69      1994            311,828/(6)/        3.7%
Dana R. Allen/(7)/             42       --                 -0-/(8)/        N/A
All executive officers and directors
as a group (9 persons)......................         2,801,044/(9)/       29.9%

________________________________

/(1)/Shares of Common Stock subject to options currently exercisable or exercisable on or before February 18, 1996 ("Currently Exercisable Options"), are deemed outstanding for purposes of computing the percentage for such person but are not deemed outstanding in computing the percent of any other person.

/(2)/See footnote (3) to the table under the heading "Security Ownership of Certain Beneficial Owners."

/(3)/See footnote (4) to the table under the heading "Security Ownership of Certain Beneficial Owners."

/(4)/Includes 20,000 shares held by Mr. Cherry in joint tenancy with his wife, Theresa, with whom he shares voting and investment power; 3,500 shares held by Mrs. Cherry; and 150,000 shares subject to Currently Exercisable Options.

/(5)/Shares held by Mr. Steinhardt in joint tenancy with his wife, Amanda, with whom he shares voting and investment power, and 82,155 shares subject to Currently Exercisable Options.

/(6)/Includes 163,399 shares held by Mr. Wicker in joint tenancy with his wife, Bettye, with whom he shares voting and investment power.

/(7)/The designee of Sequoia to serve as a director upon consummation of the Sequoia Acquisition. See "Appointment of Director in Connection with the Sequoia Acquisition."

/(8)/Excludes 2,075,887 shares of Common Stock which may be issued to Mr. Allen in the event the Sequoia Acquisition is consummated, which would represent 17.1% of the issued and outstanding shares of Common Stock if the Sequoia Acquisition occurred on October 31, 1995.

/(9)/Includes 1,581,119 shares as to which directors and executive officers share voting and investment power with others and 918,049 shares subject to Currently Exercisable Options.

INFORMATION CONCERNING NOMINEES

     The Company's nominees for the six directorships are listed below with brief statements setting forth their principal occupations and other biographical information.

     Dr. J. Richard Phillips has served as Chairman of the Board and Chief Executive Officer of the Company since May 1993 and has served as a director of the Company since 1983. From 1983 to May

1993 he was President of the Company. Dr. Phillips served as Chairman of Computer Science at Oklahoma State University from 1976 to 1981, and for two years prior thereto was Program Director for Software Engineering at the National Science Foundation in Washington, D.C. Dr. Phillips graduated from Lewis & Clark College in 1959 with a Bachelor of Science degree in Mathematics and Physics and earned a Ph.D in Computer Science (Mathematics) from Oregon State University in 1966.

     Maxwell Steinhardt has served as President and Chief Operating Officer of the Company since June 1993 and prior to that time was Vice President, Marketing and Sales, of the Company. Mr. Steinhardt was elected to the Company's Board of Directors on February 18, 1994. From October 1988 until joining the Company in August 1990, he served as Vice President of Marketing and Sales for First Pacific Networks ("FPN"), a telecommunications equipment company located in Sunnyvale, California. From November 1985 until joining FPN, Mr. Steinhardt was Managing Partner and founder of CTPS, Inc., a technology consulting firm. Mr. Steinhardt graduated from Princeton University in 1978 with a Bachelor of Arts degree in political science.

     Doyle E. Cherry has served in the insurance and securities industry and actuarial, tax and financial consulting fields since 1961. From 1982 to August 1993, he also served as President and Chief Executive Officer of First Market Corporation and the First Market Group of Companies. Since July 1993, he has served as President of Thiotech USA, Inc., a chemical manufacturer and distributor located in Houston, Texas.

     Dr. James R. Rau was elected to the Company's Board of Directors on March 8, 1990. Dr. Rau practiced medicine from 1956 to 1985 in a private practice and from 1985 to 1988 as a part-time physician with the Monsanto Company in Houston, Texas. Since leaving Monsanto, Dr. Rau has managed his financial and real estate investments.

     Marshall C. Wicker was elected to the Company's Board of Directors on February 18, 1994. Since 1983, he has owned and operated Marwick Enterprises, which is engaged in ranching and investments. Mr. Wicker is a Professional Engineer and a member of the American Association of Petroleum Geologists and Society of Exploration Geophysicists.

     Dana R. Allen has served as Chairman and Chief Executive Officer of Sequoia since he founded that company in 1987.

EXECUTIVE OFFICERS

     The following sets forth the name and a description of the background and principal occupation of each executive officer of the Company who is not a director of the Company.

     Arthur D. Crotzer, 43, has served in various capacities with the Company since 1983, and is currently serving as Senior Vice President, Engineering. Mr. Crotzer was awarded a Bachelor of Science degree in Math and Physics from Austin Peay State University in 1973 and in 1975 he earned a Master of Science degree in Computer Science from Oklahoma State University.

     Dale E. May, 54, joined the Company as Vice President, Finance and Administration, in October 1989. Mr. May is a Certified Public Accountant and a Certified Financial Planner, and is a member of the American Institute of Certified Public Accountants. Mr. May graduated from Oklahoma City University in 1964 with a Bachelor of Science degree in Accounting and in 1969 graduated from Southwestern Baptist Theological Seminary with a Master of Divinity degree.

     Richard P. Scanlan, 33, joined the Company in 1989 as a project manager and technical consultant for customers. He served as Director of Sales from June 1992 to July 1993, when he became Vice President, Sales. He received a Bachelor of Science degree in Business Management from Oklahoma State University in 1985, and in 1989 he received a second Bachelor of Science degree in Management Science and Computer Systems from Oklahoma State University. Prior to joining the Company, he spent seven years in store management positions with Wal-Mart Stores, Inc.

     Gail L. Bower, 43, joined the Company in 1991 as Manager of West Coast Sales Operations and was promoted to Director of Marketing in July 1993. She has served as Vice President, Marketing since October 1994. From 1987 to joining the Company, Ms. Bower was a product manager for KnowledgeSet, a CD-ROM publishing software developer.

BOARD OF DIRECTORS' MEETINGS

     During the 1995 fiscal year, the Company's Board of Directors held three meetings. All members of the Board of Directors attended more than seventy-five percent (75%) of the Board of Directors' meetings.

COMMITTEES OF THE BOARD

     The Board of Directors has a standing Compensation Committee. Such committee consists of Mr. Cherry, Dr. Rau and Mr. Wicker, and conducts all necessary business during the regular meetings of the Board or through action by written consent. The Compensation Committee administers the Company's stock option plans. The Company does not have a standing nominating committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     No officer or director had transactions with or indebtedness to the Company in excess of $60,000 during the fiscal year ended August 31, 1995.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 and the rules promulgated thereunder require that certain officers, directors and beneficial owners of the Company's Common Stock file various reports with the Securities and Exchange Commission (the "SEC"). Based solely upon a review of such reports filed with the SEC, the Company believes that, for the fiscal year ended August 31, 1995, Rick P. Scanlan filed two late reports, Dale E. May filed six late reports and Dr. J. Richard Phillips filed two late reports.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company. During the last fiscal year, no executive officer of the Company received cash compensation, including bonuses, in excess of $100,000, and no director or executive officer was granted any stock appreciation rights or restricted stock awards.

                                                ANNUAL COMPENSATION     LONG-TERM COMPENSATION
                                            ---------------------------------------------------
                                                                         Number of Securities
Name and Principal Position                     Year   Salary   Bonus     Underlying Options
-----------------------------------------------------------------------------------------------

J. Richard Phillips, Chief Executive Officer    1995  $84,000    -0-              -0-
                                                1994  $78,319    -0-           89,327/(1)/
                                                1993  $72,300    -0-              -0-

_____

/(1)/The Company's Proxy Statement in connection with Annual Meeting held on
     December 19, 1994, included options to purchase 150,000 shares granted under 1994 stock option plans. The 1994 stock option plans were not approved by the Company's shareholders; therefore, such options did not become effective and are not included in long-term compensation for fiscal 1994.

                       APPROVAL OF SELECTION OF AUDITORS

     Subject to approval by the shareholders, the Board of Directors has selected the firm of KPMG Peat Marwick LLP, certified public accountants (the "Auditors"), as auditors of the Company for the year ending August 31, 1996. Representatives of the Auditors are expected to be present at the Meeting to respond to questions of shareholders.

     The Company has been advised by the Auditors that neither the firm nor any of its associates has any relationship with the Company or any affiliate of the Company other than the usual relationship that exists between independent public accountants and their clients. To the knowledge of the Board of Directors, neither the Auditors nor any of its associates has any direct or material indirect financial interest in the Company and its subsidiaries in the capacities of promoter, underwriter, voting trustee, director, officer, or employee.

     During the past fiscal year, the Auditors have examined the accounts of the Company and provided other services with respect to certain filings of the Company with the Securities and Exchange Commission.

     The affirmative vote of the holders of a majority of the shares of Common Stock present at the Meeting in person or by proxy and entitled to vote is required to approve this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE SELECTION OF KPMG PEAT MARWICK LLP AS AUDITORS OF THE COMPANY FOR THE CURRENT FISCAL YEAR AND THE PROXY, UNLESS OTHERWISE INDICATED THEREON, WILL BE VOTED "FOR" THE RATIFICATION OF KPMG PEAT MARWICK LLP AS AUDITORS OF THE COMPANY FOR THE CURRENT FISCAL YEAR.

                            SHAREHOLDERS' PROPOSALS

     Proposals by shareholders intended to be presented at the 1996 Annual Meeting of Shareholders must be received by the Company prior to August 31, 1996, in order for the proposals to be included in the proxy statement and proxy card relating to such meeting. It is suggested that proposals be submitted to the Company by certified mail, return receipt requested.

                                 OTHER MATTERS

     Management knows of no other business which is likely to be brought before the Meeting. If other matters not now known to management come before the Meeting, however, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS,



                                          MARSHALL C. WICKER, Secretary

December ___, 1995

     A COPY OF THE COMPANY'S FORM 10-K ANNUAL REPORT AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS ON REQUEST TO THE VICE PRESIDENT, FINANCE AND ADMINISTRATION OF THE COMPANY, AT ITS ADDRESS STATED HEREIN.

                                   TMS, INC.
                                110 WEST THIRD
                          STILLWATER, OKLAHOMA 74074

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TMS, INC. (THE "COMPANY"). THE UNDERSIGNED HEREBY APPOINTS DOYLE E. CHERRY, J. RICHARD PHILLIPS, AND JAMES R. RAU, M.D., AS PROXIES, EACH WITH THE POWER TO APPOINT HIS SUBSTITUTE, AND HEREBY APPOINTS AND AUTHORIZES THEM TO REPRESENT AND VOTE AS DESIGNATED BELOW, ALL OF THE SHARES OF COMMON STOCK OF THE COMPANY HELD OF RECORD BY THE UNDERSIGNED ON DECEMBER 1, 1995, AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 19, 1996, OR ANY ADJOURNMENT THEREOF.

1.   ELECTION OF DIRECTORS         [_] FOR all nominees listed below                [_] WITHHOLD AUTHORITY
                                      (except as marked to the contrary below)          to vote for all nominees listed below
   Dana R. Allen  Doyle E. Cherry   J. Richard Phillips    James R. Rau, M.D.     Maxwell Steinhardt       Marshall C. Wicker
(INSTRUCTION):  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW).

____________________________________________________________________________________________________________________________________


2.   PROPOSAL to approve an amendment to the Company's Certificate of Incorporation to effect a 1-for-4 reverse split of the outstanding shares of Common Stock.

                              [_]  FOR                       [_]  AGAINST                 [_]  ABSTAIN

3.   PROPOSAL to approve and ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending August 31, 1996.

                              [_]  FOR                       [_]  AGAINST                 [_]  ABSTAIN

4.   In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

                                         (Continued and to be signed on the reverse side.)

     THIS PROXY, WHEN PROPERLY EXECUTED, DATED AND DELIVERED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

                                    Please sign exactly as name appears below.
                                    When shares are held by joint tenants, both should sign. When signing as attorney or as executor, administrator, trustee or guardian, please give full title as such.
                                    If a corporation, please sign in full
                                    corporate name by president or other
                                    authorized officer.  If a partnership,
                                    please sign in partnership name by
                                    authorized person.


                                    Dated:_______________________________, 19___


                                    x___________________________________________
                                                        (Signature)

                                    x___________________________________________
                                               (Signature, if held jointly)

                                    PLEASE SIGN, DATE AND RETURN THE PROXY
                                    CARD PROMPTLY USING THE ENCLOSED ENVELOPE.